Exhibit 5


                               July 29, 1996



CompuDyne Corporation
120 Union Street
Willimantic, CT 06226

RE:  Common Stock to be Issued Pursuant to 1996 Stock Incentive
     Compensation Plan for Employees and CompuDyne Corporation 1996 Stock Option Plan for Non-Employee Directors

Gentlemen:

     This firm has acted as Nevada counsel to CompuDyne Corporation, a Nevada corporation (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), relating to the offer and sale of a maximum of 300,000 shares of the Company's Common Stock, par value $.75 per share (the "Incentive Shares") pursuant to the Company's 1996 Stock Incentive Compensation Plan for Employees ("Stock Incentive Plan") and a maximum of 100,00 shares of the Company's Common Stock, par value $.75 per share (the "Option Shares") pursuant to the Company's 1996 Stock Option Plan for Non-Employee Directors ("Stock Option Plan"). In connection with the Registration Statement, we have been requested to express an opinion with respect to the legality of the Incentive Shares and the Option Shares. Capitalized terms used but not defined herein shall have the meanings given them in the Stock Incentive Plan and the Stock Option Plan.

     In this connection, we have examined the Company's Articles of Incorporation, resolutions of the Company's Board of Directors and Compensation and Stock Option Committee (the "Committee"), the Agreement and Plan of Merger dated as of May 7, 1996, by and between the Company and CompuDyne Corporation, a Pennsylvania corporation ("CompuDyne Pennsylvania") under the terms of which CompuDyne Pennsylvania was merged into the Company, Articles of Merger filed with the Nevada Secretary of State on July 9, 1996, and with the Department of State of Pennsylvania on July 9, 1996, certificates of representatives of the Company and such other instruments, certificates, records and documents as we have deemed necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of originals of such copies. In addition, we have assumed that the documents listed above have not been and will not be altered, amended, or supplemented in any respect material to our opinions stated herein. We have conducted no independent factual investigation but rather have relied solely upon the documents listed above and the information set forth therein. For purposes of the opinions set forth herein, we have also assumed that the resolutions of the Committee issuing any of the Shares (other than pursuant to Options) in any particular instance will set forth the Committee's determination of the value of the consideration received for the Shares or the manner in which such consideration shall be determined, as required by Section 78.211(1) and (2) of the Nevada Revised Statutes. We have further assumed that all Options issued in accordance with the Stock Incentive Plan or Stock Option Plan will incorporate by reference the resolution or resolutions providing for the creation of the Stock Incentive Plan or Stock Option Plan, as the case may be, and the issuance of such Options as required by Section 78.200 of the Nevada Revised Statutes. In rendering the opinion set forth below, we have assumed, without independent investigation, that the Stock Incentive Plan and the Stock Option Plan were duly authorized and adopted by CompuDyne Pennsylvania, the predecessor in interest to the Company by merger, in compliance with the laws of the Commonwealth of Pennsylvania and that the Stock Incentive Plan and Stock Option Plan comply, in all respects, with the laws of the Commonwealth of Pennsylvania.

     With respect to the opinion set forth below, we express no opinion as to whether the issuance of (i) the Incentive Shares when and if issued in accordance with the terms of the Stock Incentive Plan, or (ii) the Option Shares when and if issued upon the exercise of the Options issued under the Stock Option Plan violate Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes (Combinations with Interested Shareholders). Those sections have application only to combinations or transactions involving "interested stockholders," as that term is defined in Section 78.423 of the Nevada Revised Statutes. An interested stockholder is generally defined in that section as a person who is (i) the beneficial owner, directly or indirectly, of 10% or more of the issued and outstanding voting shares of a resident domestic corporation (in this case, CompuDyne), or (ii) an affiliate or associate of a resident domestic corporation which at any time within three years immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then issued and outstanding voting shares of the resident domestic corporation.

     Based upon and subject to the foregoing, we are of the opinion that
(i) when and if issued in accordance with the terms of the Stock Incentive Plan, the Incentive Shares issued pursuant to Incentive Awards under the Stock Incentive Plan, and (ii) when and if issued upon exercise of Options issued under the Stock Option Plan, the Option Shares issuable upon exercise of the Options, will be duly authorized, legally and validly issued, fully paid and non-assessable.

     In giving the opinions as expressed above, we do not purport to be experts in the laws of any jurisdiction other than the laws of the State of Nevada, and we express no opinion as to the laws of any other jurisdiction or as to the federal laws of the United States. The opinions set forth herein are limited to the date hereof and the applicable law on the date hereof, and we undertake no responsibility to update these opinions.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                Sincerely,



                                /S/ HALE, LANE, PEEK, DENNISON,
                                    HOWARD, ANDERSON AND PEARL